Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	David Mansfield, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces Third Quarter and Year-to-Date Financial Results

•        Net sales increased by 19% to $32.8 million for the third quarter, and by 21% to $94.0 million year-to-date

•        Year over year income from operations improved by 132% to $0.8 million in the third quarter of 2018

•        Backlog of $70.1 million as of October 31, 2018 increased by 50%, or $23.4 million, since January 31, 2018

•        Finalized new $18 million credit facility

NILES, IL, December 11, 2018 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the third quarter and year-to-date ended October 31, 2018.

President and CEO David Mansfield commented, “While third quarter revenues of $32.8 million were consistent with those achieved in the second quarter, income from operations increased by 121% over the same periods. The improvement in gross profit reflects the impact of our initiatives which resulted in an increase to 21% versus 12% in the same quarter last year.  On a year to date basis versus the same period last year, revenue grew $16.2 million or 21%, while income from operations improved by $8.7 million. This increase in operating performance was achieved despite the adverse impact on our revenues caused by customer-driven delays to project schedules in the Middle East.”

“We are also pleased to see that the continued focus on growing our leak detection business generated significantly improved results during the quarter,” Mr. Mansfield continued.

“Backlog has continued to grow and now stands at more than $70 million, an increase of 50% since the beginning of the year.  This level of backlog is a record for the Company and is driven by increases in all areas combined with the aforementioned project delays in the Middle East.”

“As previously announced, during this quarter we entered into a new $18 million credit facility with PNC Bank that will provide enhanced liquidity to our North American operations.” added Mr. Mansfield.

“Overall, we continue to see encouraging results from our strategies to return the Company to profitability and we believe we are continuing to make progress toward achieving this objective,” concluded Mr. Mansfield.

Third Quarter 2018 Results

Net sales increased 19% to $32.8 million in the current quarter from $27.5 million in the prior year quarter. Higher revenues resulted from increased sales in North America.

Gross profit increased to 21%, or $6.9 million of net sales, in the current quarter from 12%, or $3.3 million of net sales, in the prior year quarter. This 107% improvement was due to increased volumes and improved margins, which are a result of strategic initiative improvements.

General and administrative expenses were slightly lower at $4.2 million in the current quarter, compared to $4.3 million in the prior year quarter. Selling expenses were $1.6 million in the current quarter, compared to $1.3 million in the prior quarter. This increase is due to commissions related to increased sales.

Net interest expense increased to $0.3 million in the current quarter, from $0.2 million in the prior-year quarter due to higher borrowings and higher effective interest rates, both domestic and foreign.

Year-to-Date 2018 Results

Net sales increased 21% to $94.0 million in the current year-to-date, from $77.9 million in the prior year year-to-date. Higher revenues resulted from increased sales in all geographic regions.

Gross profit increased to 18%, or $17.0 million of sales, in the current year-to-date from 10%, or $8.2 million of sales, in the prior year year-to-date. This improvement was due to increased volumes and improved margins.

General and administrative expenses decreased by 2% to $12.2 million in the current year-to-date, from $12.5 million in the prior year year-to-date. In the prior year year-to-date, the Company recognized foreign exchange losses on the payback of an intercompany loan extended to a foreign subsidiary.

Selling expenses increased by 2% to $4.0 million in the current year-to-date, from $3.9 million the prior year year-to-date. Current year expenses included higher commissions related to increased sales.

Net interest expense increased to $0.8 million in the current year-to-date, from $0.5 million in the prior year year-to-date due to higher borrowings and higher effective interest rates, both domestic and foreign.

Percentages set forth above in this press release have been rounded to the nearest percentage point, and may not exactly correspond to the comparative data presented.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, Perma-Pipe has operations at seven locations in five countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) the Company’s ability to effectively execute its strategic plan and achieve profitability and positive cash flows; (ii) the impacts of global economic weakness and volatility; (iii) fluctuations in steel prices and the Company’s ability to offset increases in steel prices through price increases in its products; (iv) the timing of orders for the Company’s products; (v) decreases in United States government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (vi) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (vii) fluctuations in crude oil and natural gas prices risks and uncertainties related to the Company’s international business operations; (viii) the Company’s ability to repay its debt and renew expiring international credit facilities; (ix) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (x) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (xi) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xii) reductions or cancellations of orders included in the Company’s backlog; (xiii) the Company’s ability to attract and retain senior management and key personnel; (xiv) the Company’s ability to achieve the expected benefits of its growth initiatives; (xv) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s percentage-of-completion revenue recognition; (xvi) the Company’s failure to establish and maintain effective internal control over financial reporting; and (xvii) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

Perma-Pipe’s Form 10-Q for the period ended October 31, 2018 will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2018	2017	2018	2017
Net sales	$32,806	$27,498	$94,020	$77,851
Cost of sales	25,923	24,178	77,019	69,688
Gross profit	6,883	3,320	17,001	8,163

Operating expenses
General and administrative expenses	4,247	4,314	12,153	12,456
Selling expenses	1,554	1,297	4,017	3,920
Total operating expenses	5,801	5,611	16,170	16,376

Income/(loss) from operations	1,082	(2,291)	831	(8,213)

Interest expense, net	280	193	830	507
Income/(loss) from operations before income taxes	802	(2,484)	1	(8,720)

Income tax expense/(benefit)	934	808	1,525	(241)

Net loss	$(132)	$(3,292)	$(1,524)	$(8,479)

Weighted average common shares outstanding
Basic and diluted	7,877	7,714	7,806	7,668

Loss per share
Basic and diluted	(0.02)	(0.43)	(0.20)	(1.11)

See accompanying notes to consolidated financial statements.

Note: Earnings per share calculations could be impacted by rounding.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands except per share data)	October 31, 2018	January 31, 2018
ASSETS	Unaudited
Current assets
Cash and cash equivalents	$9,582	$7,084
Restricted cash	2,536	1,237
Trade accounts receivable, less allowance for doubtful accounts of $480 at October 31, 2018 and $469 at January 31, 2018	32,280	32,936
Inventories, net	14,330	16,856
Prepaid expenses and other current assets	3,345	2,703
Contract assets	2,357	1,502
Total current assets	64,430	62,318
Property, plant and equipment, net of accumulated depreciation	31,020	34,509
Other assets
Deferred tax assets - long-term	45	391
Goodwill	2,269	2,423
Other assets	5,966	4,943
Total other assets	8,280	7,757
Total assets	$103,730	$104,584
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$9,788	$14,186
Accrued compensation and payroll taxes	1,893	1,580
Commissions and management incentives payable	1,789	787
Revolving line of credit	13,662	7,273
Current maturities of long-term debt	1,046	753
Customers' deposits	4,028	5,236
Outside commissions payable	2,194	1,800
Contract liability	1,599	1,967
Other accrued liabilities	3,491	4,259
Income taxes payable	1,348	1,339
Total current liabilities	40,838	39,180
Long-term liabilities
Long-term debt, less current maturities	6,892	7,728
Deferred compensation liabilities	3,504	4,098
Deferred tax liabilities - long-term	1,149	1,242
Other long-term liabilities	534	524
Total long-term liabilities	12,079	13,592
Stockholders' equity
Common stock, $.01 par value, authorized 50,000 shares; 7,877 issued and outstanding at October 31, 2018 and 7,717 issued and outstanding at January 31, 2018	79	77
Additional paid-in capital	58,365	56,304
Accumulated deficit	(4,627)	(3,103)
Accumulated other comprehensive loss	(3,004)	(1,466)
Total stockholders' equity	50,813	51,812
Total liabilities and stockholders' equity	$103,730	$104,584

See accompanying notes to consolidated financial statements.